Exhibit 99.1

Sonnet BioTherapeutics Provides Fiscal Year Third Quarter Business and Earnings Update

Company successfully completes warrant repricing and exchange, with gross proceeds to total $10.5 million

Company Enters Negotiation for Potential Licensing of Neuropathies Asset

PRINCETON, NJ / ACCESSWIRE / August 14, 2020 / Sonnet BioTherapeutics Holdings, Inc. (NASDAQ:SONN) (“Sonnet” or the “Company”), a biopharmaceutical company developing innovative targeted biologic drugs, announced today its financial results for the three months ended June 30th, 2020 and provided a business update.

Pankaj Mohan, Ph.D., Founder and CEO commented, “During the quarter, we made exceptional progress advancing our pipeline of oncology candidates, as well as announced an exciting new program to explore opportunities in the antiviral arena. These accomplishments were complemented by our strategic licensing activities, that included a potential partnership for the development of our low-dose IL-6 asset (SON-081) in diabetic peripheral neuropathy, an indication with significant commercial potential.”

First Quarter and Recent Corporate Updates

Sonnet is pleased to provide the following updates on its pipeline assets:

Initial preclinical proof-of-concept work has been completed with both GMcSF and IL-18 and with GMcSF and IL-12 in a xenograft mouse model of melanoma. This study was designed to evaluate preclinical activity of the concomitantly administered cytokines as FHAB-derived molecules, using Sonnet’s Fully Human Albumin Binding (FHAB) technology, in several groups of tumor-bearing mice. Sonnet’s FHAB-derived drug candidates all showed significant reduction in tumor growth compared to placebo and when compared to cytokines not derived from the Company’s platform.

Additionally during the quarter, the Company executed a letter of intent to negotiate an agreement to license its SON-081 and SON-080 assets, both low-dose formulations of Interleukin 6 (IL-6), for diabetic peripheral neuropathy (DPN) and chemotherapy-induced peripheral neuropathy (CIPN) to New Life Therapeutics Pte. Ltd. of Singapore. The licensed territory would include the ASEAN countries of Singapore, Malaysia, Indonesia, Thailand, The Philippines, Cambodia, Brunei, Vietnam, Myanmar and Lao PDR. The transaction is subject to execution of a definitive agreement to be negotiated between Sonnet and New Life. Sonnet is scheduled to receive $500,000 upon final execution of the letter of intent from New Life and could receive an additional $3.5 million in license fees upon execution of the definitive agreement. The letter of intent also stipulates up to $36 million in milestone payments and a royalty of 30% on commercial sales, payable to Sonnet.

As previously announced, COVID-19 has impacted the speed at which the Company is completing some trials, but the Company remains on track to submit an IND for SON-080 in the first half of 2021 and SON-1010 in the second half of 2021. The Company also expects to accrue additional pre-clinical data for its various pipeline products over the coming months, some of which may be appropriate for presentation at upcoming medical conferences.

Fiscal 2020 Third Quarter Ended June 30, 2020 Financial Results

As previously reported, on April 1, 2020, the Company completed its merger transaction with Sonnet Sub, whereby Sonnet Sub became a wholly owned subsidiary of the Company, and the business of Sonnet Sub became that of the Company. On April 2, 2020, the Company’s common stock began trading on The Nasdaq Capital Market under the symbol “SONN.”

Jay Cross, CFO, elaborated on the Company’s capital structure, saying, “With the warrant exchange transaction completed, we have good visibility into our pro forma fully diluted share count. At approximately 29.3 million shares, assuming the exercise of the remaining Series A warrants, the share count is significantly below the potential 39.7 million shares that could have existed under the original terms of the $19.0 million private placement transaction. Importantly, this new pro forma number includes 11.3 million Series C warrants that, if exercised, would bring in gross proceeds to the Company of $36.1 million.”

●	As of June 30, 2020, Sonnet had $3.1M cash on hand. As previously reported, on August 4, 2020, Sonnet announced that it had signed warrant exercise and amendment agreements with existing institutional investors that are expected to provide the Company with gross proceeds of up to $10.5 million, while adjusting the shares underlying and removing the warrant share reset provisions from the Company’s outstanding Series B Warrants issued in April 2020. Under the agreements, the existing warrant holders agreed to exercise, subject to the ownership blockers contained therein, an aggregate of approximately 3.3 million Series A Warrants that were originally issued in April 2020 at a reduced exercise price, determined at-the-market under Nasdaq rules, of $3.19 per share, and will receive, upon the exercise of the Series A Warrants, an aggregate of up to approximately 11.3 million newly issued Series C Warrants. The Series C Warrants will have an exercise price of $3.19, will not contain subsequent issuance price protection, will not be exercisable for six months after issuance and will expire on October 16, 2025. In addition, the Series B Warrants were amended to be exercisable for an additional approximately 2.3 million shares in the aggregate, exercisable only after a holder’s repriced Series A Warrants have been exercised in accordance with the agreements, and the provisions for future warrant share resets contained in the Series B Warrants were eliminated. After the exercise of all the Series A Warrants as provided in the agreements, the Company will have 14,724,105 shares of common stock outstanding, 2,308,663 Series B Warrants outstanding and 11,329,436 Series C Warrants outstanding. In the event all the Series C Warrants were exercised for cash, the Company could receive up to an additional $36.1 million.

●	Research and development expenses were $2.5 million for the three months ended June 30, 2020, compared to $0.4 million for the three months ended June 30, 2019. The increase of $2.1 million was primarily due to the development of the cell line for IL12-FHAB and IL12- FHAB-IL15 manufacturing and increased costs for research and development activities due to the acquisition of Relief.

●	General and administrative expenses were $2.5 million for the three months ended June 30, 2020, compared to $1.0 for the three months ended June 30, 2019. The increase of $1.5 million was primarily due to a $1.0 million increase in professional fees and transaction related fees associated with the closing of the Merger, $0.3 million increase in insurance expenses related to directors and officer’s insurance. The remainder of the increase is due to scaling up of operations including those related to Relief.

●	A $20 million share subscription facility remains in place, access to which is subject to certain conditions. The Company has $20 million remaining in this facility.

About Sonnet BioTherapeutics Holdings, Inc.

Founded in 2011, Sonnet BioTherapeutics is an oncology-focused biotechnology company with a proprietary platform for innovating biologic drugs of single or bispecific action. Known as FHAB (Fully Human Albumin Binding), the technology utilizes a fully human single chain antibody fragment (scFv) that binds to and “hitch-hikes” on human serum albumin (HSA) for transport to target tissues. FHAB is the foundation of a modular, plug-and-play construct for potentiating a range of large molecule therapeutic classes, including cytokines, peptides, antibodies and vaccines.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Sonnet Biotherapeutics Investor Contact

Alan Lada

Solebury Trout

617-221-8006

alada@soleburytrout.com

Sonnet BioTherapeutics Holdings, Inc.

Balance Sheets

(unaudited)

	June 30,	September 30,
	2020	2019
Assets
Current assets:
Cash	$3,106,592	$35,653
Prepaid expenses other current assets	394,967	4,101
Total current assets	3,501,559	39,754
Property and equipment	70,971	—
Operating lease right-of-use asset	225,065	—
Other assets	82,957	—
Total assets	$3,880,552	$39,754
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Related-party notes	$25,919	$217,380
Accounts payable	2,421,744	1,842,996
Accrued expenses	702,834	824,865
Operating lease liability	79,157	—
Total current liabilities	3,229,654	2,885,241
Note payable	124,375	—
Operating lease liability	146,703	—
Total liabilities	3,500,732	2,885,241
Commitments and contingencies (note 8)

Stockholders’ equity (deficit):
Preferred stock; $0.0001 par value: 5,000,000 shares authorized. No shares issued or outstanding	—	—
Common stock; $0.0001 par value: 125,000,000 shares authorized; 9,200,176 and 5,547,643 issued and outstanding at June 30, 2020 and September 30, 2019, respectively	920	555
Additional paid-in capital	29,563,893	9,594,100
Accumulated deficit	(29,184,993)	(12,440,142)
Total stockholders’ equity (deficit)	379,820	(2,845,487)
Total liabilities and stockholders’ equity (deficit)	$3,880,552	$39,754

Sonnet BioTherapeutics Holdings, Inc.

Statements of Operations

(unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$2,455,822	$391,914	$5,166,485	$616,325
Acquired in-process in-process research and development	6,826,495	—	6,826,495	—
General and administrative	2,484,148	1,012,290	4,753,428	1,212,588
Loss from operations	(11,766,465)	(1,404,204)	(16,746,408)	(1,828,913)

Interest income (expense)	(3,798)	(11,855)	10,344	(162,873)
Foreign exchange loss	(8,787)	—	(8,787)	—
Net loss	$(11,779,050)	$(1,416,059)	$(16,744,851)	$(1,991,786)
Per share information:
Net loss per share of common stock, basic and diluted	$(1.05)	$(0.26)	$(2.23)	$(0.38)
Weighted average shares outstanding, basic and diluted	11,263,559	5,476,981	7,518,091	5,291,836

SOURCE: Sonnet BioTherapeutics Holdings, Inc.